As filed with the U.S. Securities and Exchange Commission on April 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUVATION BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0862255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Broadway, Suite 1401

New York, New York 10036

(Address of principal executive offices, including zip code)

AnBio Therapeutics Ltd 2021 Equity Incentive Plan

(Full titles of the plans)

David Hung, M.D.

President and Chief Executive Officer

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

(332) 208-6102

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Stephen Dang Vice President, Legal Nuvation Bio Inc. 1500 Broadway, Suite 1401 New York, New York 10036 (332) 208-6102	Kenneth L. Guernsey John T. McKenna Melissa H. Boyd Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On April 9, 2024, Nuvation Bio Inc. (the “Registrant”) completed its acquisition (the “Acquisition”) of AnHeart Therapeutics, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“AnHeart”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, AnHeart, Artemis Merger Sub I, Ltd., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Registrant, and Artemis Merger Sub II, Ltd., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Registrant.

This Registration Statement on Form S-8 (this “Registration Statement”) registers the issuance and sale of an aggregate of 13,742,239 shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (the “common stock”) under the AnBio Therapeutics Ltd. 2021 Equity Incentive Plan (the “Plan”), which the Registrant assumed in connection with the Acquisition.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C to Form S-8 and in accordance with the requirements of Part I of Form S-3. The Reoffer Prospectus may be used for reoffers and resales of 2,201,694 shares of common stock that may be deemed to be “restricted securities” under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder that have been acquired by the selling stockholders described in the Reoffer Prospectus. The shares of common stock included in the Reoffer Prospectus are issuable upon settlement of restricted stock units granted under the Plan that, immediately prior to the Acquisition, were outstanding and held by continuing AnHeart service providers, whether vested or unvested, and that were assumed by the Registrant in connection with the Acquisition. Inclusion of these shares in the Reoffer Prospectus does not necessarily represent a present intention to sell any or all of such shares.

REOFFER PROSPECTUS

NUVATION BIO INC.

2,201,694 Shares of Class A Common Stock

This prospectus relates to 2,201,694 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“common stock”), of Nuvation Bio Inc. (“we,” “us” or the “Registrant”) which may be offered from time to time by stockholders who are former service providers of AnHeart Therapeutics, Ltd. (“AnHeart”) who hold restricted stock unit awards that were assumed by the Registrant (each a “Selling Stockholder” and together, the “Selling Stockholders”) for their own accounts. We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. The Selling Stockholders each hold restricted stock units granted under the Plan that, immediately prior to the Acquisition, were outstanding and held by continuing AnHeart service providers, whether vested or unvested, and which were assumed by the Registrant upon completion of the Acquisition.

The Selling Stockholders may sell the Shares in a number of different ways and at varying prices, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Selling Stockholders may sell any, all or none of the Shares, and we do not know when or in what amount the Selling Stockholders may sell Shares. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of Shares. The Shares may be sold through underwriters or dealers which the Selling Stockholders may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. We provide more information about how the Selling Stockholders may sell Shares in the section titled “Plan of Distribution.” The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders will be borne by us.

The amount of securities to be offered or resold under this reoffer prospectus by the Selling Stockholders or any other person with whom they are acting in concert for the purpose of selling our securities may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NUVB”. On April 16, 2024, the last reported sales price of our common stock was $2.81 per share.

We are a “smaller reporting company” as defined under the U.S. federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 18, 2024

You should rely only on the information contained in this prospectus or in any accompanying prospectus supplement by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the section titled “Risk Factors”. Unless the context otherwise requires, we use the terms “Nuvation Bio,” “company,” “we,” “us” and “our” in this prospectus to refer to Nuvation Bio Inc. and our wholly owned subsidiaries.

Nuvation Bio

We are a late-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates. We were founded in 2018 by our chief executive officer, David Hung, M.D., who founded Medivation, Inc. and led its successful development of oncology drugs Xtandi® and talazoparib (now marketed as Talzenna®), leading to its $14.3 billion sale to Pfizer Inc. (“Pfizer”) in 2016. We leverage our team’s extensive expertise in medicinal chemistry, preclinical development, drug development, and business development to pursue oncology targets validated by strong clinical or preclinical data and develop novel small molecules that improve the activity and overcome the liabilities of currently marketed drugs.

Our most advanced clinical stage product candidate, taletrectinib, is an oral, potent, central nervous system-active, selective, next generation ROS1 inhibitor specifically designed for the potential treatment of ROS1-positive non-small cell lung cancer (NSCLC). Taletrectinib is being evaluated for ROS1-positive NSCLC in two Phase 2 single-arm pivotal trials: TRUST-I in China, and TRUST-II, a global trial. Taletrectinib has been granted Breakthrough Therapy Designations by both the U.S. Food and Drug Administration (FDA) and China’s National Medical Products Administration (NMPA) for the treatment of advanced or metastatic ROS1-positive NSCLC. China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC that have and have not previously been treated with ROS1 tyrosine kinase inhibitors (TKIs). Worldwide development and commercial rights to taletrectinib have been in-licensed from Daiichi Sankyo. Rights to taletrectinib have been out-licensed in China, Japan, and Korea.

In addition to taletrectinib, our pipeline includes differentiated novel oncology therapeutic candidates that have been generated from our proprietary drug discovery and development programs and acquired through business development activities:

•	Safusidenib, a novel, oral, potent, targeted inhibitor of mutant IDH1 (mIDH1), which is being evaluated in a global Phase 2 trial in patients with grades 2 and 3 IDH1-mutant glioma;

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NUV-868, a BD2-selective, oral small molecule bromodomain and extra-terminal (BET) inhibitor that inhibits BRD4, which is being evaluated in a Phase 1b dose escalation study in combination with olaparib in patients with ovarian cancer, pancreatic cancer, metastatic castration-resistant prostate cancer (mCRPC), triple negative breast cancer, and other solid tumors, and in combination with enzalutamide in patients with mCRPC; and

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NUV-1511, our first drug-drug conjugate clinical candidate, which is being evaluated in a Phase 1/2 study in patients with advanced solid tumors who previously received and progressed on or after treatment with Enhertu® and/or Trodelvy® per approved U.S. FDA labeling, human epidermal growth factor receptor 2-negative metastatic breast cancer, mCRPC, advanced pancreatic cancer, and platinum-resistant ovarian cancer.

Since inception, we have not generated any product revenue and have incurred significant operating losses. Our net losses were $104.2 million and $75.8 million in 2022 and 2023, respectively. As of December 31, 2023, we had an accumulated deficit of $342.8 million.

1.

About This Offering

This prospectus relates to the public resale, which is not being underwritten, by the Selling Stockholders of up to 2,201,694 shares of our common stock. The Shares may be sold by the Selling Stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the Shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses will be borne by the Selling Stockholders.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” incorporated by reference in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

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We have a limited operating history and have incurred significant losses since inception and anticipate that we may continue to incur losses for the foreseeable future, and may never achieve or maintain profitability.

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We will need substantial funding to pursue our business objectives. If we are unable to raise capital when needed or on favorable terms, we could be forced to delay, reduce or terminate our product development, other operations or commercialization efforts. Additionally, raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish proprietary rights.

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If we do not obtain regulatory approval for and successfully commercialize our product candidates in one or more indications or we experience significant delays in doing so, we may never generate any revenue or become profitable.

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Our approach to the discovery and development of product candidates based on our Drug-Drug Conjugate platform is unproven and is based on novel technology, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render our platform obsolete.

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Clinical trials are very expensive, time-consuming and difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials.

•	We may encounter substantial delays in our preclinical studies or clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

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If any of our product candidates receives marketing approval and we, or others, later discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, our ability to market the drug could be compromised.

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We may become exposed to costly and damaging liability claims, either when testing our product candidates in the clinic or at the commercial stage, and our product liability insurance may not cover all damages from such claims.

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We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with collaborators.

•	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•	Even if we obtain regulatory approval for our product candidates, they will remain subject to ongoing regulatory oversight.

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We rely on third parties to perform the chemistry work associated with our drug discovery and preclinical activities and to conduct our preclinical studies and future clinical trials, and our business could be substantially harmed if these third parties cease performing services or perform in an unsatisfactory manner.

•	We do not have our own manufacturing capabilities and will rely on third parties to produce clinical and commercial supplies of NUV-868 and our other current and future product candidates.

•	If we are not able to establish collaborations, we may have to alter some of our future development and commercialization plans.

2.

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Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors and customers will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, health information privacy and security laws and other healthcare laws and regulations including equivalent foreign laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

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If we are unable to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our product candidates and technology, or if the scope of patent and other intellectual property rights obtained is not sufficiently broad, we may not be able to compete effectively in our market.

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Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

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We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful, and issued patents covering our technology and product candidates could be found invalid or unenforceable if challenged.

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Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could negatively impact the success of our business.

•	Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

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Our business, operations and clinical development plans and timelines and supply chain could be adversely affected by the effects of health epidemics, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturing organizations (“CMOs”), contract research organizations (“CROs”), shippers and others.

•	Our future success depends on our ability to retain Dr. Hung and our other key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

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The dual-class structure of our common stock has the effect of concentrating voting power with our Chief Executive Officer, which limits other stockholders’ ability to influence the outcome of important transactions, including a change in control.

Corporate Information

We were incorporated in Delaware in April 2020 as a blank check company under the name Panacea Acquisition Corp. (“Panacea”) and completed an initial public offering in July 2020. On February 10, 2021, a combination of Panacea and Nuvation Bio Inc. (“Legacy Nuvation Bio”) was effected through the merger of a wholly owned subsidiary of Panacea with and into Legacy Nuvation Bio, with Legacy Nuvation Bio surviving as a wholly owned subsidiary of Panacea. Upon the completion of the merger, Legacy Nuvation Bio changed its name to Nuvation Bio Operating Company Inc. and Panacea changed its name to Nuvation Bio Inc.

Our principal executive office is located in New York, New York, where we lease approximately 7,900 square feet of office space under a lease that terminates in 2027, with an option for the Company to extend the lease for an additional five years which is not reasonably assured of exercise. We also occupy approximately 25,139 square feet of office space in San Francisco, California, under a lease that terminates in 2025, approximately 2,601 additional square feet of office space in New York, New York, under a lease that terminates in 2024, and a total of approximately 1,582 square meters of office space in the People’s Republic of China, in the cities of Beijing, Guangzhou, Hangzhou, Shanghai and Yantai, under leases that terminate in 2024 through 2026. We believe that these existing facilities will be adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required.

“Nuvation Bio” and our other registered and common law trade names, trademarks and service marks are property of Nuvation Bio Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

3.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

4.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you make a decision to buy our securities, you should carefully consider the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 (File No. 001-39351), filed with the SEC on February 29, 2024 pursuant to Rule 424(b) under the Securities Act, which are incorporated by reference herein, and subsequent reports filed with the SEC, together with the financial and other information contained or incorporated by reference in this prospectus. If any of these risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act that involve substantial risks and uncertainties. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•	our plans to develop and commercialize our product candidates;

•	the initiation, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our ability to obtain regulatory approval of our current and future product candidates;

•	our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

•	our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	the expected timing of becoming a commercial organization;

•	our intellectual property position and the duration of our patent rights;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets we serve;

•	the impact of government laws and regulations and liabilities thereunder;

•	our need to hire additional personnel and our ability to attract and retain such personnel;

•	our ability to raise additional funding in the future; and

•	the anticipated use of our cash and cash equivalents.

The foregoing list of forward-looking statements and related risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure

5.

you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part (the “Registration Statement”) completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2024, as adjusted to reflect the Shares that may be sold from time to time pursuant to this prospectus, for the Selling Stockholders. The Shares offered by the Selling Stockholders hereunder include an aggregate of 2,201,694 Shares issuable upon settlement of outstanding restricted stock units awarded to former service providers of AnHeart under the Plan which were assumed by the Registrant upon completion of the Acquisition. The Selling Stockholders’ addresses are c/o Nuvation Bio Inc., 1500 Broadway, Suite 1401, New York, NY 10036.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, the Selling Stockholders have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all Shares that may be sold by such person from time to time pursuant to this prospectus and all shares of our common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of April 12, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The following table does not reflect any shares of common stock that may be issued upon conversion of outstanding shares of our Class B Common Stock or Series A Non-Voting Convertible Preferred Stock or upon exercise of outstanding warrants held by the Selling Stockholders.

We have based percentage ownership of our common stock on 245,729,474 shares of our common stock outstanding as of April 12, 2024.

6.

	Shares Beneficially Owned Prior to the Offering			Shares Being Offered	Shares Beneficially Owned After the Offering(1)
Selling Stockholder	Shares		Percentage	Shares	Shares	Percentage
Andrew Li	2,999,659	(2)	1.2	193,059	2,806,600	1.1
Bing Yan	1,833,030	(3)	*	193,059	1,639,971	*
Charlotte Arnold	703,628	(4)	*	114,080	589,548	*
Edward Lang	1,219,517	(5)	*	236,937	982,580	*
Guilin Huang	157,958		*	157,958	—	—
Jia Lu	52,652		*	52,652	—	—
Junyuan (Jerry) Wang	2,804,715	(6)	1.1	552,852	2,251,863	*
Lihua Zheng	1,600,010	(7)	*	113,150	1,486,860	*
Miaoting Yu	51,335	(8)	*	17,550	33,785	*
Peng (Maxwell) Pan	68,620	(9)	*	17,550	51,070	*
Qinying Zhao	439,429	(10)	*	157,958	281,471	*
Shuanglian (Lian) Li	461,807	(11)	*	193,059	268,748	*
Shuangmiao Wang	88,128	(12)	*	26,326	61,802	*
Utpal Khambholja	52,652		*	52,652	—	—
Wei Wang	43,877		*	43,877	—	—
Weiqing Wang	81,171	(13)	*	17,550	63,621	*
Wen (Wini) Yu	46,069	(14)	*	17,550	28,519	*
Xianling (Joy) Li	58,355	(15)	*	17,550	40,805	*
Ya (Eva) Wang	20,841	(16)	*	17,550	3,291	*
Yinghua (Karen) Liang	8,775		*	8,775	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Assumes that all of the Shares are sold and that the Selling Stockholders do not acquire beneficial ownership of additional shares of common stock before the completion of this offering.
(2)	Includes 2,806,600 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(3)	Includes 874,968 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(4)	Includes 589,548 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(5)	Includes 982,580 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(6)	Includes 550,758 shares of common stock held by WangWang LLC, of which Mr. Wang is the Manager, and 874,968 shares issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(7)	Includes 874,968 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(8)	Includes 33,785 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(9)

Includes 5,000 shares of common stock held in a retirement account in the name of Peng Maxwell Pan and 46,070 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.

(10)	Includes 281,471 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(11)	Includes 268,748 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(12)	Includes 61,802 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(13)	Includes 63,621 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(14)	Includes 28,519 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(15)	Includes 40,805 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.
(16)	Includes 3,291 shares of common stock issuable upon exercise of outstanding stock options within 60 days of April 12, 2024.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the Selling Stockholders to conduct public secondary trading of these Shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Shares. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Shares. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Shares to be made directly or through agents.

The Shares may be sold from time to time to purchasers:

•	directly by any of the Selling Stockholders, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from any of the Selling Stockholders or the purchasers of the Shares.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any underwriter, broker-dealer or agent regarding the sale of the Shares by the Selling Stockholders.

The Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

7.

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the Selling Stockholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Stockholders will sell any or all of the Shares under this prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise or gift the Shares by other means not described in this prospectus. In addition, any Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Stockholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

The Selling Stockholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the securities offered hereby. As of the date of this prospectus, GC&H Investments, LLC, which is an entity beneficially owned by current and former partners and employees of Cooley LLP, beneficially owns an aggregate of 25,410 shares of our common stock, and attorneys with Cooley LLP beneficially hold an aggregate of 22,500 additional shares of our common stock.

EXPERTS

The consolidated financial statements of the Registrant as of December 31, 2023 and 2022, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

8.

•

Our Annual Report on Form 10-K (File No. 001-39351) for the fiscal year ended December  31, 2023, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on February  29, 2024.

•	Our Current Reports on Form 8-K (File No. 001-39351) filed with the SEC on January 8, 2024, March 25, 2024, and April 10, 2024.

•

The description of our Class A Common Stock which is contained in a Registration Statement on Form 8-A filed on June 26, 2020 (File No. 001-39351) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of the Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of the Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into the Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.nuvationbio.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests for documents should be directed to Nuvation Bio Inc., Attention: Legal Department, 1500 Broadway, Suite 1401, New York, NY 10036, (332) 208-6102.

9.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus (other than the Reoffer Prospectus) is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the AnBio Therapeutics Ltd 2021 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

A-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Nuvation Bio Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-39351) for the fiscal year ended December 31, 2023, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on February 29, 2024.

(b) The Registrant’s Current Reports on Form 8-K (File No. 001-39351) filed with the SEC on January  8, 2024, March  25, 2024, and April 10, 2024.

(c) The description of the Registrant’s Class A Common Stock which is contained in a Registration Statement on Form 8-A filed on June 26, 2020 (File No. 001-39351) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

GC&H Investments, LLC, which is an entity beneficially owned by current and former partners and associates of Cooley LLP, beneficially holds an aggregate of 25,410 shares of the Registrant’s common stock, and attorneys with Cooley LLP beneficially hold an aggregate of 22,500 additional shares of our common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and certain of its executive officers. These agreements provide that the Registrant will indemnify its directors and such officers to the fullest extent permitted by law and its amended and restated certificate of incorporation and amended and restated bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

The issuance of the shares being offered by the Form S-8 reoffer prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipient represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates. The recipient had adequate access, through his relationships with the Registrant, to information about the Registrant.

ITEM 8. EXHIBITS

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Nuvation Bio Inc.	Form 8-K	001-39351	3.1	February 12, 2021

4.2	Amended and Restated Bylaws of Nuvation Bio Inc.	Form 8-K	001-39351	3.2	February 12, 2021

4.3	Specimen Common Stock Certificate.	Form S-4/A	333-250036	4.2	January 19, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	AnBio Therapeutics Ltd 2021 Equity Incentive Plan

99.2*	Forms of Option Grant Notice and Option Agreement under the AnBio Therapeutics Ltd 2021 Equity Incentive Plan

99.3*	Forms of RSU Award Grant Notice and Agreement under the AnBio Therapeutics Ltd 2021 Equity Incentive Plan

107*	Filing Fee Table

*	Filed Herewith.

ITEM 9. UNDERTAKINGS

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 18, 2024.

NUVATION BIO INC.

By:	/s/ David Hung, M.D.
David Hung, M.D.
Founder, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Hung, M.D. and Moses Makunje, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Hung, M.D. David Hung, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2024

/s/ Moses Makunje Moses Makunje	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	April 18, 2024

/s/ Daniel G. Welch Daniel G. Welch	Chair of the Board of Directors	April 18, 2024

/s/ Robert B. Bazemore Jr. Robert B. Bazemore Jr.	Director	April 18, 2024

/s/ Kim Blickenstaff Kim Blickenstaff	Director	April 18, 2024

/s/ Xiangmin Cui Xiangmin Cui	Director	April 18, 2024

/s/ Kathryn E. Falberg Kathryn E. Falberg	Director	April 18, 2024

/s/ Robert Mashal Robert Mashal, M.D.	Director	April 18, 2024

/s/ W. Anthony Vernon W. Anthony Vernon	Director	April 18, 2024

/s/ Junyuan Jerry Wang Junyuan Jerry Wang	Director	April 18, 2024